Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement that is made a part of the Amendment No. 3 to Registration Statement (Form S-4) and related Prospectus of Comerica Incorporated for the registration of up to 25,326,773 shares of its common stock and 2,615,557 warrants, representing the right to purchase an aggregate of up to 618,579 shares of its common stock, and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of Comerica Incorporated, and the effectiveness of internal control over financial reporting of Comerica Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

April 5, 2011

Dallas, Texas

/s/ Ernst & Young LLP